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Exhibit 99

Contact:                                             For Immediate Release
Lewis Foulke & Carol Jones
First Washington FinancialCorp
(609) 426-1000

             First Washington FinancialCorp Reports Record Earnings
                            For 12th Consecutive Year

(Windsor, N.J. January 27, 2003) -- First Washington FinancialCorp (OTCBB:"FWFC"), holding company for First Washington State Bank, is pleased to report its 12th consecutive year of record earnings. For the twelve months ending December 31, 2002, net income was $4.15 million, an increase of $1.63 million or a 64.7% increase over the prior year. Earnings per share basic and diluted were $1.30 and $1.27 respectively, in the current year, compared to $0.83 and $0.80 in 2001. Per share figures have been restated for the 5% stock dividend paid in the fourth quarter of 2001 and the 10% stock dividend declared in the third quarter of 2002.

Total assets increased from $320.09 million at December 31, 2001 to $384.90 million at year-end 2002, an increase of 20.2%.

Net loans grew by 6.9% to $192.36 million from $179.95 million. Deposits increased 17.4% from $280.19 million to $328.88 million. Total shareholders equity increased from $23.97 million to $30.22 million, an increase of $6.25 million, or 26.1% percent.

"I am very pleased with our year end financial standing and performance. We achieved record earnings while continuing the expansion of the Bank's trade area with an unwavering community oriented focus," stated C. Herbert Schneider, President & CEO First Washington State Bank.

Abraham S. Opatut, Chairman of the Board, revealed some of the Bank's plans for the coming year. "Construction will begin shortly, on a full service branch office, complete with a three lane drive-thru, night depository and ATM facilities, on the corner of Route 79 and Ryan Road in Marlboro, New Jersey. We anticipate completion and an opening by year end."

First Washington FinancialCorp is the holding company for First Washington State Bank. First Washington State Bank maintains headquarters in Windsor, New Jersey. The Bank currently has 12 branch offices located in Mercer, Monmouth and Ocean Counties. In addition, the Company, through the Bank, is a joint venture partner in Windsor Title Agency, LP, a general title agency located in Lakewood, New Jersey. For more information on First Washington State Bank call (800) 992-FWSB or visit the Bank's web site at www.FWSB.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by an "asterisk" (*) or may use such forward-looking terminology as "expect", "look", "believe", "anticipate", "may", "will", or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry. Actual results may differ materially from such forward-looking statements. First Washington FinancialCorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.